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                                                                     Exhibit 8.2

                       [Letterhead of Latham & Watkins]


                                 July 27, 1999



                                                             (File No. 025611-2)
PulsePoint Communications
6307 Carpinteria Avenue
Carpinteria, California 93103

  Re: Tax Consequences of Merger of PulsePoint Communications
      and Unisys Corporation
      -------------------------------------------------------

Gentlemen:

  You have requested our opinion with respect to certain federal income tax consequences of the proposed merger and reorganization (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of June 14, 1999 (the "Agreement"), among PulsePoint Communications, a California corporation ("PulsePoint"), Unisys Corporation, a Delaware corporation ("Unisys"), and Shellco Inc., a California corporation and wholly-owned subsidiary of Unisys ("Sub"). Specifically, you have requested our opinion as to whether, for federal income tax purposes, the Merger qualifies as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), to which each of PulsePoint, Unisys and Sub will be a party within the meaning of Section 368(b) of the Code. This opinion is being furnished pursuant to
Section 7.3(e) of the Agreement. For purposes of this opinion, all capitalized terms, unless otherwise specified, have the meanings assigned to them in the Agreement.

  In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, statements and representations contained in the Agreement and in the Form S-4 Registration Statement/Proxy Statement/Prospectus (the "Proxy Statement") filed by Unisys with respect to the Merger. In connection with this opinion, we have also relied upon statements and representations made to us via certificates by Unisys, Sub and PulsePoint with respect to certain factual matters (the "Certificates"), which statements and representations
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LATHAM & WATKINS

PulsePoint Communications
July 27, 1999
Page 2

we have neither investigated nor verified. The opinions expressed herein are conditioned on the initial and continuing accuracy of the facts, information, statements and representations set forth in the documents, the Certificates and filings referred to above. We have assumed that all such facts, information, statements and representations qualified by the knowledge and belief of Unisys, PulsePoint or Sub will be complete and accurate as of the Effective Time as though not so qualified. In our examination, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

  We hereby consent to the use of our name under the caption "Material Federal Income Tax Consequences" in the Proxy Statement and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Proxy Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

  In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations promulgated thereunder, pertinent judicial authorities and published rulings and other pronouncements of the Internal Revenue Service, all as of the date hereof. We express no opinion as to the tax consequences of the Merger under any laws other than the federal income tax laws of the United States.

  We have assumed that (i) all parties to the Agreement, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Agreement and such other documents, (ii) the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions, and (iii) the Merger is authorized by and will be effected pursuant to applicable state law.

  Based solely on and subject to (a) the qualifications and limitations set forth herein, and (b) the qualifications, limitations, representations and assumptions contained in the portion of the Proxy Statement captioned "Material Federal Income Tax Consequences" and in the Certificates, the statements in the Proxy Statement set forth under the caption "Material Federal Income Tax Consequences" represents our opinion as to the material United States federal income tax consequences of the Merger under applicable law. No opinion is expressed on any matters other than those specifically referred to herein.

  Except as set forth above, we express no other opinion as to the tax consequences of the Merger and related transactions to any party under federal, state, local or foreign laws. Our opinion is not binding on the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or
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LATHAM & WATKINS

PulsePoint Communications
July 27, 1999
Page 3

retroactive basis, would not adversely affect the accuracy of the conclusions herein. If all of the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times, our opinion might be adversely affected and may not be relied upon.

  We are furnishing this opinion solely to PulsePoint and its shareholders in connection with the Merger, and this opinion is not to be relied upon by any other person for any other purpose.


                                          Very truly yours,


                                          /s/ Latham & Watkins